800 King Street - P.O. Box 231 Wilmington, DE 19899 (302) 429-3526
Kirk J. Emge General Counsel
May 26, 2005
Delmarva Power & Light Company 800 King Street P.O. Box 231 Wilmington, DE 19801 Ladies and Gentlemen:

                      I am General Counsel of Delmarva Power & Light Company, a Delaware and Virginia corporation (the "Company"), and have acted as counsel to the Company in connection with the offer and sale by the Company of $100,000,000 in aggregate principal amount of 5.00% Notes due June 1, 2015 (the "Notes") under and pursuant to a Registration Statement on Form S-3 (Registration No. 333-124331) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which was declared effective by the Securities and Exchange Commission (the "Commission") on May 12, 2005, the Prospectus, dated May 12, 2005, included in the Registration Statement and Prospectus Supplement, dated May 24, 2005, and filed with the Commission pursuant to Rule 424(b) under the Act on May 25, 2005, and the Purchase Agreement, dated May 24, 2005, between the Company and Credit Suisse First Boston LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on their own behalf and on behalf of Citigroup Global Markets Inc., Wachovia Capital Markets, LLC, BNY Capital Markets, Inc., Morgan Stanley & Co. Incorporated, Lazard Capital Markets LLC, KeyBanc Capital Markets (a division of McDonald Investments Inc.), SunTrust Capital Markets, Inc., J.P. Morgan Securities Inc., Scotia Capital (USA) Inc. and Greenwich Capital Markets, Inc. (the "Purchase Agreement"). The Notes will be issued pursuant to an indenture, dated as of November 1, 1988, between the Company and JPMorganChase Bank, successor trustee to Manufacturers Hanover Trust Company, as trustee (the "Indenture").

                      In connection with this opinion, I, or my representatives, have examined originals, or copies certified or otherwise identified to my or their satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I or my representatives have assumed the genuineness of all signatures, the authenticity of all documents submitted to me or them as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to my opinion, I have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company's representatives.

______________________________________________________________________________________
Delmarva Power & Light Company May 26, 2005 Page 2

                      Based upon the foregoing I am of the opinion that the Notes have been duly authorized for issuance and, when executed by the Company and authenticated by the Trustee in the manner provided in the Indenture and delivered against payment of the purchase price therefor set forth in the Purchase Agreement, will be duly and validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the Registration Statement.
Very truly yours, /s/ KIRK J. EMGE Kirk J. Emge

______________________________________________________________________________________